Exhibit 99.4

May 29, 2003

Board of Directors

Precise Software Solutions Ltd.
10 Hata’asiya Street
P.O. Box 1066, Or-Yehuda, 60408
Israel

Re:	Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-103911)
of VERITAS Software Corporation

Madam and Gentlemen:

      Reference is made to our opinion letter, dated December 19, 2002, with respect to the fairness from a financial point of view to the holders of the outstanding Ordinary Shares, nominal value NIS 0.03 per share, of Precise Software Solutions Ltd. (the “Company”) of the Aggregate Merger Consideration (as defined therein) to be received by such holders, in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of December 19, 2002, among VERITAS Software Corporation (“Parent”), Argon Merger Sub Ltd., a wholly owned subsidiary of Parent, and the Company.

      The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

      In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Opinion of Precise’s Financial Advisor,” “Summary — The Merger — Precise’s Reasons for the Merger,” “Proposal No. 1: The Merger — Background of the Merger,” “Proposal No. 1: The Merger — Precise’s Reasons for the Merger” and “Proposal No. 1: The Merger — Opinion of Precise’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/ Prospectus included in the above-mentioned Registration Statement.

      In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)